UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 7, 2026

AmpliTech Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-40069	27-4566352
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 Plant Avenue, Hauppauge, NY	11788
(Address of Principal Executive Offices)	(Zip Code)

(631)-521-7831

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AMPG	The Nasdaq Stock Market LLC
Warrants to Purchase Common Stock	AMPGW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On July 7, 2026, AmpliTech Group, Inc., a Nevada corporation (the “Company”) provided notice to Maxim Group LLC (“Maxim”), as Agent, that it was terminating the Equity Distribution Agreement dated March 21, 2025, between the Company and Maxim effective immediately.

Item 8.01 Other Events.

On July 7, 2026, the Company announced that its Board of Directors has authorized a stock repurchase program under which the Company may repurchase up to $10 million of its outstanding common stock over the next 24 months. Under the program, repurchases may be made from time to time through open market purchases, privately negotiated transactions, block trades, or other means in accordance with applicable federal securities laws, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The Company may also enter into a trading plan under Rule 10b5-1. The timing, manner, price, and amount of any repurchases will be determined by the Company at its discretion and will depend on a variety of factors, including market conditions, the trading price of the Company’s common stock, applicable legal and regulatory requirements, and other considerations. The program does not obligate the Company to acquire any particular number of shares, and it may be suspended, modified, or discontinued at any time without prior notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPLITECH GROUP INC.

Date: July 7, 2026	By:	/s/ Fawad Maqbool
	Name:	Fawad Maqbool
	Title:	Chief Executive Officer